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                                                                    EXHIBIT 11.1

                 GENESYS TELECOMMUNICATIONS LABORATORIES, INC.

                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                                 (IN THOUSANDS)

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
                                                           SIX MONTHS ENDED
                                                             DECEMBER 31,
                                              YEAR ENDED   ------------------
                                             JUNE 30, 1996   1995      1996
                                             ------------- --------  --------
Net loss....................................    $(3,327)   $ (1,525) $    (23)
                                                =======    ========  ========
PRO FORMA NET LOSS PER SHARE
Shares used in calculating pro forma net
 loss per share:
Weighted average common shares outstanding..      9,969       9,032    11,496
SAB 83 shares--
  Convertible preferred stock...............      2,752       2,752     2,752
  Common stock issuances....................      1,989       1,989     1,989
  Options for common stock..................      3,630       3,683     3,613
  Warrants..................................        304         304       304
                                                -------    --------  --------
    Total...................................     18,644      17,760    20,154
                                                =======    ========  ========
Pro forma net loss per share................    $ (0.18)   $  (0.09) $    --
                                                =======    ========  ========
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